SUBSCRIPTION AGREEMENT

MAXIM TEP, INC.

_____________, 2007

MAXIM TEP, INC.
9400 Grogan's Mill Road, Suite 205
The Woodlands, Texas 77380 USA

Ladies and Gentlemen:

The undersigned (the "Subscriber") understands that MAXIM TEP, INC., a Texas corporation (the "Company"), has offered to certain Accredited Investors, as defined in Regulation D promulgated under the Securities Act of 1933, as amended (the "1933 Act"), the right to subscribe for up to ____________ shares of its Common Stock, $.00001 par value per share (the "Shares"), at a price of $0.75 USD per Share payable as provided herein for a total Subscription of
____($_________________).

I. SUBSCRIPTION

(a) Subject to the terms and conditions hereof, Subscriber hereby irrevocably agrees to subscribe for ____________ of the Company's Shares (the "Subscribed Shares"). Subscriber delivers to the Company herewith the subscription price in U.S. dollars by electric wire, check or money order payable to the Company.

(b) Subscriber agrees that the Company shall have the absolute right to accept or reject, in whole or in part, and in its sole discretion, any subscription. In the event that the Company rejects all, or accepts less than all, of any subscription, the Company will refund promptly, with interest actually earned thereon, the amount of the subscription that was not accepted.

(c) Subscriber understands that if his subscription is accepted, the Company will return to him a copy of the executed signature page attached to this Subscription Agreement with the acceptance form completed by the Company.

(d) Subscriber agrees that this subscription is and shall be irrevocable and non-transferable.

II. SUBSCRIBER'S REPRESENTATIONS, WARRANTIES AND AGREEMENTS

Subscriber represents and warrants to, and agrees with, the Company, as follows:

(a) The Subscribed Shares will be acquired for the account of the Subscriber for investment and not with a view to, or for resale in connection with, any distribution of the Subscribed Shares within the meaning of the Securities Act. The Subscriber has no contract, undertaking, arrangement or agreement with any person to sell or transfer or to have any person sells for the Subscriber all or any portion of the Subscribed Shares. Subscriber has adequate means of providing for his or its needs and contingencies. Subscriber has no need for liquidity in this investment and is able to bear the economic risk of this investment.

(b) Subscriber acknowledges that (i) the Subscribed Shares have not been registered under the 1933 Act or any state securities laws, (ii) the Subscribed Shares are characterized as "restricted securities" under the 1933 Act inasmuch as they are being acquired from the Company in a transaction not involving a public offering and (iii) neither the Subscribed Shares nor any interest therein may be sold, offered for sale, transferred, pledged, assigned or otherwise transferred in the absence of registration under the 1933 Act and any applicable state securities laws or exemptions therefrom. Subscriber understands that the Company is under no obligation to register the Subscribed Shares under the 1933 Act or any state securities laws or to assist Subscriber in obtaining any exemption from such registration requirements. Subscriber understands that no federal or state agency has passed upon the Subscribed Shares or made any determination concerning the fairness of this investment.

(c) Subscriber acknowledges that the Subscribed Shares have not been offered or sold to the Subscriber by any form of general solicitation or general advertising, including any advertisement, article or other communication published in any newspaper, magazine or similar media or broadcast over television or radio or other media.

(d) Subscriber acknowledges that he has (i) had the opportunity to ask questions of the Company with respect to the terms and conditions of the offering of the Shares, (ii) has been furnished all books, records, documents and other materials Subscriber has requested relating to the Company and its proposed activities and such other information as the Subscriber deems necessary to evaluate the risks and other considerations involved in an investment in the Subscribed Shares, and that (iii) the Company has answered all inquiries that the Subscriber and his accountants, attorneys or other advisors have put to it concerning the Company, its proposed activities and all other matters relating to the offering and sale of the Shares. Subscriber has relied solely on its independent investigation in making a decision to purchase the Subscribed Shares.

(e) Subscriber acknowledges that an investment in the Company includes a substantial degree of risk and that no assurance can be given that the investment will not be lost completely. Subscriber understands that all assumptions and projections set forth in any documents or other information provided by or on behalf of the Company has been included therein for purposes of illustration only, and no assurance is given that actual results will correspond with the results contemplated by such assumptions and projections.

(f) Subscriber has such financial, tax and legal knowledge and experience, or has received such advice from a person knowledgeable or experienced in such matters, as he deems necessary or appropriate to his decision to make an investment in the Subscribed Shares and has relied solely on such knowledge and experience, or such person, in making such investment decision.

(g) If this Subscription Agreement is executed and delivered on behalf of a partnership, corporation, limited liability company, trust, estate or other entity, (i) the person executing and delivering this Subscription Agreement on behalf of Subscriber has been duly authorized to execute and deliver this Subscription Agreement and all other documents executed and delivered in connection herewith, and (ii) this Subscription Agreement is binding upon such entity.

(h) Subscriber further represents and warrants that it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment. If the Subscriber is an entity formed for the purpose of acquiring the Subscribed Shares, the Subscriber also hereby makes the representations and warranties herein with respect to and on behalf of all of the beneficial owners of such entity.

(i) If an individual, Subscriber is a resident of the State of _______________. If an entity, such entity has its principal place of business in the State of _______________.

(j) Subscriber qualifies as an "accredited investor" (as defined in Regulation D promulgated under the Securities Act of 1933) because at least one of the following statements applies to Subscriber. (An "X" has been placed in the blank next to each applicable statement.)

__________ Subscriber is a bank as defined in section 3(a) (2) of the 1933 Act.

__________ Subscriber is a savings and loan association or other institution as defined in section 3(a) (5) (A) of the 1933 Act, whether acting in its individual or fiduciary capacity.

__________ Subscriber is a broker or dealer registered pursuant to section 15 of the Securities and Exchange Act of 1934.

__________ Subscriber is an insurance company as defined in section 2(13) of the 1933 Act.

__________ Subscriber is an investment company registered under the Investment Company Act of 1940 (the "1940 Act").

__________ Subscriber is a business development company as defined in section 2(a) (48) of the 1940 Act.

__________ Subscriber is a Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958.

__________ Subscriber is a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, and has total assets in excess of $5 million.

__________ Subscriber is an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 ("ERISA"), and either (i) the decision to invest in the Subscribed Shares is being made by a plan fiduciary, as defined in section 3(22) of ERISA, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or (ii) the employee benefit plan has total assets in excess of $5 million, or (iii) the plan is a self-directed plan, with investment decisions made solely by persons that are Accredited Investors.

__________ Subscriber is a private business development company as defined in Section 202(a) (22) of the Investment Advisers Act of 1940.

__________ Subscriber is an organization described in section 501(c)(3) of the Internal Revenue Code, a corporation, a Massachusetts or similar business trust, or a partnership, has not been formed for the specific purpose of acquiring the Subscribed Shares, and has total assets in excess of $5 million.

__________ Subscriber is a director, executive officer, or general partner of the issuer of the securities being offered or sold, or is a director, executive officer, or general partner of a general partner of that issuer.

__________ Subscriber is a natural person with a net worth in excess of one million dollars either individually or jointly with his or her spouse.

__________ Subscriber is a natural person and had individual income in excess of $200,000 in each of the two most recent years, or joint income with his or her spouse in excess of $300,000 in each of the two most recent years, and has a reasonable expectation of reaching the same level of income in the current year.

__________ Subscriber is a trust, with total assets in excess of $5 million, not formed for the specific purpose of acquiring the Subscribed Shares, whose purchase is directed by a sophisticated person as described in Section 506(b)(2)(ii) of Regulation D under the Securities Act of 1933.

__________ Subscriber is an entity in which all of the equity owners fall within one of the foregoing categories.

(k) Subscriber further represents and warrants that Subscriber: (i) has adequate means of providing for Subscriber's current needs and possible future contingencies, and has no need, and anticipates no need in the foreseeable future, for liquidity with respect to its investment; and (ii) is able to bear the economic risks of this investment, is able to hold the Subscribed Shares for an indefinite period of time and has sufficient net worth to sustain a loss of Subscriber's entire investment in the Company if such loss should occur.

(l) Subscriber acknowledges that if the Company is incorrect in its assumption as to the suitability of a particular prospective investor, the delivery of this Subscription Agreement to such prospective investor does not constitute an offer to sell securities of the Company or a solicitation of an offer to purchase securities of the Company, and this Subscription Agreement, and all documents associated therewith, must be immediately returned to the Company.

(m) Subscriber agrees that the information contained in any documents provided by or on behalf of the Company is confidential and Subscriber agrees not to disclose such information to any person other than Subscriber's counsel, accountants or business advisers.

(n) All of the representations and information provided by Subscriber in this Subscription Agreement are true and correct as of the date hereof. If there is any change in any of such representations or information prior to the date that this subscription is accepted by the Company, Subscriber will immediately furnish, in writing, to the Company, accurate and complete information concerning such change.

(o) Subscriber recognizes that the sale of the Subscribed Shares to Subscriber will be based upon Subscriber's representations, warranties and agreements set forth in this Subscription Agreement. Subscriber agrees to indemnify and hold harmless the Company, its officers, directors, managers, employees, agents, control persons and affiliates from and against any and all loss, damage, liability or expense, including costs and reasonable attorney's fees, as incurred, that may arise out of a breach by the undersigned of any of the representations, warranties, covenants or agreements made by Subscriber in this Subscription Agreement.

III. MISCELLANEOUS

(a) All notices hereunder must be in writing and shall be deemed to have been duly given upon receipt of hand delivery, upon telecopy transmission with confirmation of receipt, or upon receipt of registered mail, return receipt requested, addressed as follows: (i) if to the Company, to the address set forth on the signature page below; (ii) if to Subscriber, to the address set forth beneath Subscriber's signature below; or to such other address as may be designated by written notice.

(b) This Subscription Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any and all prior or contemporaneous agreements and understandings in connection therewith. This Subscription Agreement may be amended only by a writing executed by all parties hereto.

(c) Subscriber may not revoke this Subscription Agreement without the consent of the Company or assign any of Subscriber's rights or obligations under this Subscription Agreement.

(d) If any provision contained in this Subscription Agreement is invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

(e) This Subscription Agreement shall be governed by and enforced in accordance with the internal substantive laws and not the choice of law rules of the State of Texas.

IN WITNESS WHEREOF, Subscriber has executed this Subscription Agreement as of the ___ day of __________, 2007.

By: ______________________________
(Signature of the Subscriber)

____
(Printed Name of the Subscriber)

Social Security Number:
____

Address for notice to the Subscriber:

____
____
____

Facsimile: ______________________

Telephone: ______________________

____
(Signature of Spouse of the Subscriber)
(if applicable)

Social Security Number:
____

____
(Printed Name of Spouse)

Accepted by MAXIM TEP, INC. this _____ day of ________, 2007 with respect to ______ of the Company's Shares.

MAXIM TEP, INC.

By:______________________________
Name: Daniel W. Williams
Title: President and Chief Executive Officer

Address for notice to the Company:

9400 Grogan's Mill Road, Suite 205
The Woodlands, Texas 77380 USA
Telephone: (281) 466-1530
Facsimile: (281) 466-1531